8Exhibit (p)1.21

Compliance

Guidelines for Individuals

(incorporating Code of Ethics)

March 2006

Compliance – Guidelines for Individuals

Contents

Section 1 – General		2

1.	Introduction	3

2.	Using this Manual	4

3.	Regulatory Background	5

4.	Penalties for Non-Compliance	6

5.	FSA Principles	6

6.	Approved Persons and Controlled Functions	7

7.	Compliance Department	8

8.	Complaints	9

9.	Whistle blowing	10

10.	Incident Reporting	12

11.	Money Laundering Requirements	13

12.	Training and Competence	14

13.	Marketing	19

14.	Data Protection	22

15.	New Broker Approvals	23

16.	New Security Purchases	23

Section 2 – Code of Ethics		24

17.	Personal Dealing procedures	26

18.	Insider Dealing	32

19.	Gifts and Entertainment	36

20	Outside Activities	38

Appendices		39

Genesis Investment Management, LLP	– 1 –	Issued March 2006

Compliance – Guidelines for Individuals

Section 1

General

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Compliance – Guidelines for Individuals

1.	Introduction

1.1	Aims

The main purpose of this handbook is to provide each individual with details of their compliance responsibilities whilst they are in the employment of Genesis.

The handbook also provides some background information regarding the regulatory structure and the regulated activities of Genesis.

One of the most important aims of this handbook is to set out the policy towards compliance and the need to comply with our regulatory obligations.

Compliance is an essential and integral part of our business, and should not be viewed as an additional and separate part of our job functions.

1.2	Positive Compliance Culture

Essentially the compliance culture or ethos is the attitude of a company, and therefore that of its employees, towards compliance matters.

Genesis is committed to attaining a positive compliance culture within the firm. This involves promoting an awareness in all staff that good compliance is good business, and that compliance is the responsibility of each person within the firm.

This does not simply mean complying with regulatory requirements but means an active acceptance of compliance as pro-active management of risk within Genesis.

In order to achieve a positive culture we need the following:-

•	a commitment by senior management to compliance and its integration into the business of the company;

•	an understanding by all staff of their individual compliance responsibilities.

Genesis is committed to developing a positive culture of compliance within the firm.

We aim to assist all staff in complying with their obligations by incorporating regulatory requirements into departmental procedures manuals and integrating responsibility for compliance into line managements’ normal supervisory duties.

It is widely recognized in the industry and by the regulators themselves that where Operations departments are given wider compliance responsibilities attitude towards compliance is more positive and generates a higher standard of compliant behaviour (not merely complying with bare minimum requirements).

Such an approach relies on every individual in the firm recognising compliance as the active management of regulatory risk and not as a necessary evil which interferes with the business process.

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Compliance – Guidelines for Individuals

A strong compliance culture will be pursued by the Genesis senior management, at all levels.

You are required as a fundamental term of your contract of service or contract for services to fully embrace these requirements as they apply to your daily conduct.

As you will see in this document, there are numerous regulatory obligations placed on Genesis and its employees. Failure to adhere to legal and regulatory obligations may result in significant fines, bad publicity and ultimately the suspension of business. If each person individually carries out his duties in accordance with appropriate compliance procedures, Genesis will automatically comply.

The regulatory standards are minimum standards which we continually aim to exceed so that high standards of conduct and service operate within the company. Whilst the Compliance Department assesses periodically whether the company meets its obligations it is for each individual to play his or her part in developing and enhancing the compliance culture of the company.

2.	Using this Manual

This handbook covers the responsibilities of every member of staff employed under a contract for services, whether temporary or permanent. You are required to comply with all the procedures of the company as a term of your contract of employment.

Some changes to these guidelines may occur during the lifetime of this document. You will be advised of any major changes which impact on you personally, but you are also advised to be aware of changes within your department which affect your activities generally.

You are asked to read this document carefully and consider its application to your role in the company.

You should keep this manual in an accessible place and refer to it for guidance whenever specific issues arise. It is integral to our active management of risk.

If you have any questions regarding the information contained in this document, you should refer them in the first instance to your line manager who may then refer the issue to the Compliance Department.

Genesis Investment Management, LLP	– 4 –	Issued March 2006

Compliance – Guidelines for Individuals

3.	Regulatory Background

The conduct of investment business in the UK is regulated by the Financial Services & Market Act 2000 (“FiSMA”). FiSMA defines the nature of investment business and sets out a framework of regulatory requirements under the control of the Financial Service Authority (“FSA”). The aim of the FSA is to set guidelines for the conduct of those persons involved in investment on behalf of themselves and their clients, with the intention of both protecting investors in the market and protecting the market from abuse.

All persons who wish to “carry on investment business” in or from the UK must be authorised and regulated by the FSA. Investment business is defined broadly and includes fund managers, analysts, stockbrokers, financial advisers and unit trust companies. In order to be authorised, all firms must apply to the FSA to the extent not “exempt”.

3.1	Rulebooks

The FSA has published Sourcebooks comprising Rules Guidance and Evidential Provisions which set out the detailed requirements which must be followed by firms which are regulated. The SEC also enforces regulations under various statutes issued by federal and state legislatures within the U.S.

Rulebooks and documents such as the COBS Regulations are available from the Compliance Department upon request.

3.2	Investment business in the United States

In order that Genesis may provide services to US companies, Genesis, entities are registered as Investment Advisors with the Securities and Exchange Commission (“SEC”), the main regulator of investment business in the United States.

The SEC regulates investment advisors (fund management companies), wherever based, which provides services to US residents and US based institutions.

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Compliance – Guidelines for Individuals

4.	Penalties for Non-Compliance

The penalties for non-compliance can be severe. These vary from a warning, which may be private or public, to more severe disciplinary action which may include fines and associated costs as well as bad publicity. As a last resort, the company may be suspended for a period be made subject to “intervention” or made to cease trading indefinitely.

Clearly any of these consequences will impact significantly the reputation and the business of the company and this will affect everyone working for the company.

It is therefore essential that we set high standards, above regulatory minima, in order to protect the good name of Genesis.

5.	FSA Principles

The FSA principles set out the standards which are expected of all authorised persons, covering all aspects of their regulated investment business.

Principle 1:	A firm must conduct its business with integrity.

Principle 2:	A firm must conduct its business with due skill, care and diligence.

Principle 3:	A firm must take reasonable care to organise and controls its affairs responsibly and effectively, with adequate risk management systems.

Principle 4:	A firm must maintain adequate financial resources.

Principle 5:	A firm must observe proper standards of market conduct.

Principle 6:	A firm must pay due regard to the interest of its customers and treat them fairly.

Principle 7:	A firm must pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading.

Principle 8:	A firm must manage conflicts of interest fairly, both between itself and its customers and between a customer and another client.

Principle 9:	A firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgment.

Principle 10:	A firm must arrange adequate protection for clients’ assets when it is responsible for them.

Principle 11:	A firm must deal with its regulators in an open and co-operative way, and must disclose to the FSA appropriately anything relating to the firm of which the FSA would reasonably expect notice.

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Compliance – Guidelines for Individuals

6.	Approved Persons and Controlled Functions

FiSMA introduced a new concept of “Approved Persons” within regulated firms.

Tighter control is now applied via the imposition of an accountability framework which is specific to certain individuals performing specific activities (“Controlled Functions”).

Authorised Firms must take reasonable care to ensure that no controlled function of their firm is performed by a person who has not been approved by the FSA to perform it.

The authorised Firm must apply to the FSA for such approval and the Act confers power on the FSA to take disciplinary action against any such person so approved (an Approved Person).

In addition to the “FSA Principles” (applied to the Authorised Firm) a further 7 FSA Principles potentially apply directly to the Approved Person dependant on his role in the performance of “controlled functions”.

The 7 Principles set out below are Statements of Principle for Approved Persons.

1.	An Approved Person must act with integrity in carrying out his controlled function.

2.	An Approved Person must act with due skill, care and diligence in carrying out his controlled function.

3.	An Approved Person must observe proper standards of market conduct in carrying out his controlled function.

4.	An Approved Person must deal with the FSA and with other regulators in an open and co-operative way and must disclose appropriately any information of which the FSA would reasonably expect notice.

5.	An Approved Person performing a significant influence function must take reasonable steps to ensure that the business of the firm for which he is responsible in his controlled function is organised so that it can be controlled effectively.

6.	An Approved Person performing a significant influence function must exercise due skill care and diligence in managing the business of the firm for which he is responsible in his controlled functions.

7.	An Approved Person performing a significant influence function must take reasonable steps to ensure that the business of the firm for which he is responsible in his controlled functions complies with the regulatory requirements imposed on that business.

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Compliance – Guidelines for Individuals

7.	Compliance Department

In order to meet its regulatory obligations, an investment firm must ensure that it has adequate compliance procedures. The compliance procedures include the appointment of a Compliance Officer who as Head of a “Controlled Function” is also an “Approved Person”.

The purpose of the Compliance department is to ensure that the Group complies with the Rules of the regulatory organisations and other relevant legislation.

In order to “manage” the Group’s compliance arrangements the Department carries out a number of functions including:-

•	vetting and monitoring operational procedures and controls to ensure compliance with all Rules and Regulations

•	providing an advisory service on regulatory requirements.

•	ensuring the effective operation of regulatory complaints procedures

•	liaising with regulators

•	making recommendations for improving current procedures

•	reporting on work undertaken by the Department and problems identified

•	maintenance of records under various regulatory requirements

•	notifying FSA & SEC of various activities and changes.

The Compliance Department consists of four professionals, augmented with secretarial support, who look after both FSA, SEC and other related Regulatory issues, as follows:

Warren Colman	Group Compliance Officer
Marguerite Mills	Head of Legal
Graham Kelly	Compliance Officer
Richard Plews	Compliance Manager
Justine Mackintosh	Compliance Secretary

Line managers and in fact all staff are considered to have a dotted reporting line to the Compliance team so all issues of concern should be raised through these communication lines without impediment.

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Compliance – Guidelines for Individuals

8.	Complaints

Genesis does not have to apply the prescriptive FSA complaint handling rules to its management of complaints.

Nevertheless, it follows the FSA Principle of ‘treating customers fairly’ and therefore has established general complaint handling procedures, the objective of which is to ensure that all complaints are handled in a fair, prompt and effective manner.

Employees who interface with clients must be aware what Genesis considers a complaint to be. A complaint is any expression of dissatisfaction. Relevant employees must therefore be diligent to identify complaints.

Each complaint, no matter how trivial, about any person employed by the Company or any aspect of Genesis’s activities must be reported to the Compliance Department.

The Compliance Department will determine the appropriate action for dealing with the complaint. The underlying objective is to enable the fair, prompt and effective handling of complaints.

All complaints, unless deemed trivial, will be logged and details forwarded immediately to the Compliance Department.

The Compliance Officer will decide whether a complaint is of such significance that it warrants reporting to the Partners.

Notwithstanding the above, any complaint not resolved within two months from the date of receipt, will be reported to the Partners.

If you are in any doubt about how to handle a complaint, please refer to the Compliance Department.

Genesis Investment Management, LLP	– 9 –	Issued March 2006

Compliance – Guidelines for Individuals

9.	Whistleblowing

Whistleblowing is the disclosure by an employee (or trainee, agency staff or contractor) to an employer or an external body, about malpractice in the work place. The Public Interest Disclosures Act 1998 (“PIDA”) affords protection to those employees from victimisation and dismissal, when raising concerns of public interest.

The intended effect of PIDA was to reassure workers that it is safe and acceptable for them to raise concerns about malpractice in the workplace. The background to the Act lies in a number of major disasters of the past decade. In almost all cases workers had been aware of the malpractice but had either been too scared or had raised the alarm in the wrong way or to the wrong person. PIDA is designed to ensure that firms respond by acting on the message rather than against the messenger.

We take breaches of law and the rules of the FSA very seriously and in accordance with FSA rules SYSC 4 we are providing this guidance to employees and have set up internal and external procedures to encourage staff with concerns to “blow the whistle”.

It should be noted that not all disclosures made by an employee are protected by PIDA. The following disclosures are included:

•	A criminal offence

•	A breach of a legal obligation

•	A miscarriage of justice

•	A danger to the health and safety of an individual

•	Damage to the environment

•	Deliberate covering up of information tending to show any of the above.

These are defined as “qualifying disclosures” in accordance with the Act.

Such qualifying disclosures are only protected if the disclosure is made in good faith and the employee reasonably believes that one or more of the offences or breaches listed above has been, is being or is likely to be committed. The belief may turn out not be correct or it may be discovered subsequently that the employee was wrong. The important point is that the employee must be able to show that she or he held the belief and that it was a reasonable belief in the circumstances at the time of disclosure.

It is immaterial whether the relevant failure took place overseas, or where the law applying to the relevant failure was not of the United Kingdom.

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PIDA together with FSA Rules and Guidance encourage employees that wherever possible disclosures should be made by following procedures as set out herein.

•

On becoming aware that there has been, there is, or there is likely to be an offence or breach, it must be reported to the employee’s line manager. The Line Manager shall escalate the matter to senior management as appropriate but in any event must notify the Compliance Department of the matter.

•	If the disclosure involves the employee’s line manager or an employee is dissatisfied with the response that they receive they should contact the Compliance Officer directly.

•	The Compliance Officer must immediately report an employee’s disclosure made to him to the CEO.

We will take all situations of offences or breaches very seriously. All disclosures will be investigated fully and appropriate action will be taken. We will also give consideration to the ways in which procedures could be improved and strengthened in order to prevent the reoccurrence of such offences or breaches.

We will aim to ensure that concerns are dealt with both adequately and efficiently. However, if an employee believes that no action has been taken when a genuine complaint or disclosure is made, or in exceptional circumstances, an external disclosure may be made. It should be noted that neither PIDA nor the FSA define what would constitute an exceptional circumstance.

Where an employee feels insufficient action has been taken in response to his or her disclosure (or an exceptional circumstance arises), under PIDA a disclosure may be made externally. However, remember that it will only be protected if it is made in good faith and covers areas detailed in this Manual.

Only in exceptional circumstances should a disclosure be made externally without first following the internal procedures for disclosures.

As the regulator of our business, the FSA is the appropriate external body to contact in those circumstances. The FSA can be contacted as follows:

Authorisations Enquiries Department (Ref PIDA)

The Financial Services Authority

25 The North Colonnade

Canary Wharf

London E14 5HS

Tel: 020 7066 1000

Email: whistle@fsa.gov.uk

The FSA will give priority to live concerns or matters of recent history. The FSA will also emphasise that employees should first ordinarily follow internal procedures.

Genesis Investment Management, LLP	– 11 –	Issued March 2006

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Victimisation

Under PIDA employees making a protected disclosure in good faith are protected against victimisation. Any other employee seeking to victimise an employee for their disclosure will face disciplinary action. The FSA strongly views detrimental actions against employees who have made a proper disclosure very seriously. They also have the power to take disciplinary action against the individual or us.

The Act protects the employees in a number of ways. Under PIDA workers are given the right not to be subjected to any detriment by their employers on the grounds that they made a protected disclosure and can make a complaint to an employment tribunal if they suffer detriment as a result of making a protected disclosure. Further, if an employee is dismissed because of making a protected disclosure that will be treated as unfair dismissal.

False or Malicious Allegations

It is important to note that any employee making false or malicious allegations will not be awarded the protection under PIDA. Any employee found to be making such allegations will be subject to our disciplinary action for gross misconduct, which can result in dismissal of the employee.

If you require any further guidance please do not hesitate to speak to the Compliance Department.

10.	Incident Reporting

For both regulatory and management control purposes, all errors which are departures from formal operating procedures or which may constitute breaches of the regulatory requirements must be reported to the Compliance Department.

Additionally breaches of internal procedures are recorded to avoid pressure points.

An Incident Notification Form (Appendix 23) has been designed to enable staff to report matters to the Compliance Department where an incident occurs that may or may not constitute a regulatory breach but which they consider should be drawn to the attention of the Department.

If you are in any doubt as to whether a matter should be notified to the Compliance Department you are urged to report the matter and the Compliance Department can then advise you whether such a report was indeed required or not.

Alternatively, where the Form is not completed an email or memorandum outlining the error can be prepared, detailing how it has been corrected and any action taken to prevent recurrence which should be submitted to Compliance.

These occurrences are analysed to see if we should amend our procedures to prevent the error happening again and also to ensure that extra controls are implemented where necessary.

Genesis Investment Management, LLP	– 12 –	Issued March 2006

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11.	Money Laundering Requirements

11.1	Background

All Genesis employees are subject to regulatory and statutory obligations to prevent the firm from being used for the purpose of financial crime. The principal requirements are:-

•	to ensure that we verify the identity all of our clients; and

•	to report any suspicious activity, or occasions where we are unable to satisfactorily verify identity of the originating payor, to the authorities.

The obligations apply to all the investment business undertaken by Genesis companies whether the client is based within or outside the jurisdiction of the UK.

Senior management at Genesis is committed absolutely to ensuring that arrangements achieve high standards of compliance with anti-money laundering requirements.

11.2	What is money laundering?

Money laundering is the process by which criminals attempt to conceal the true origin and ownership of the proceeds of their criminal activities. If undertaken successfully, it allows them to maintain control over those proceeds and ultimately to provide a legitimate cover for their illegitimate source of income.

The transaction could be laundering money from drug trafficking, terrorism or any other serious crime. The particular crime is irrelevant.

It is a criminal offence to assist anyone whom you know or suspect to be laundering money generated by any serious crime. If you know or suspect that a transaction is related to any serious crime you must report it. Even if no transaction is carried out, if you suspect money laundering relating to drug trafficking, terrorism or other crime you must report it.

11.3	What does this mean to Genesis?

Genesis is most likely to find itself being used at the layering and integration stages of money laundering. This is where launderers have placed money into the financial system (e.g. opened a fictitious bank account) and then try to create layers of financial transactions to disguise the audit trail and provide apparent legitimacy to criminally derived wealth.

11.4	What does this mean to you ?

There is an obligation on all staff to report any suspicions of money laundering or where we are unable to verify the identity of a client. Any such events should be reported immediately to the Money Laundering Reporting Officer. Once the member of staff has reported their suspicions, they have fully satisfied their obligations under UK law. Anyone reporting a suspicion of money laundering to the MLRO or deputy MLRO is protected against being sued for breach of confidentiality.

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11.5	Procedures

Detailed procedures are included within relevant department procedures manuals and you should ensure that you are familiar with these.

11.6	Training

If you work in an area which regularly handles new business, you will receive further details from the MLRO in relation to the anti-money laundering requirements. These details will include job specific training to reinforce your personal obligations and to ensure that you know what to do if you handle or become aware of a “suspicious transaction”.

12.	Training and Competence

12.1	Introduction

The FSA Training and Competence (‘T&C’) regime is a set of requirements aimed at improving the standards of practice and procedure surrounding the recruitment, training and ongoing competence of employees. Improved standards in these areas should lead to improved standards of service and customer care.

The FSA has listed the following general high level commitments that every firm should make and fulfill:

•	Employees are competent;

•	Employees remain competent for the work they do;

•	Employees are appropriately supervised;

•	Employees’ competence is regularly reviewed; and

•	The level of competence is appropriate to the nature of the business.

It should be noted that the T&C Rules are explicitly linked to FSA Principle 3 that applies to regulated firms. This Principle requires a firm to take reasonable care to organise and control its internal affairs responsibly and effectively. This includes the making of proper arrangements for employees to achieve, maintain and enhance competence.

To reflect the importance of training and competence, the FSA has explicitly linked the T&C Rules to the overall Fitness and Properness of the firm.

Note that each member of staff is required to be conversant with and to conform to FSA Rules (including the Principles) and to conduct himself or herself according to those Rules in relation to all activities carried on as part of their employment.

Genesis Investment Management, LLP	– 14 –	Issued March 2006

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12.2	The Application of the Training & Competence Requirements

The FSA Rules require a named individual to accept overall responsibility for ensuring that Genesis complies with the FSA’s requirements. This responsibility has been allocated to Jeremy Paulson-Ellis.

The T&C Rules should be viewed in two parts. The first part is a general organisational requirement for all employees to have adequate recruitment, training and supervision procedures in place. The second part relates to specific categories of employee and sets out the particular recruitment, assessment, training and supervision requirements relating to these persons.

The categories of employee covered are:

(a)	Investment managers;

(b)	Investment advisers; and

(c)	Those who oversee, on a day to day basis, client account administration, liaison and reporting, including valuation and performance measurement.

Under the Rules, each employee engaged in one of the above activities falls within the T&C Rules and must either be categorised as a Trainee or as Threshold Competent. The former category refers to those employees who are not deemed, either by fact (no requisite exam pass) or by the employer, to have the requisite knowledge and experience to carry out their role without supervision.

Threshold Competent employees are those employees who have gained the requisite knowledge and experience and, importantly, can demonstrate that fact.

Trainees are required to undergo both structured and unstructured training in order to achieve Threshold Competent status whereas Threshold Competent employees are merely required to demonstrate continuous professional development (described further below).

A control log is maintained of all employees subject to the Rules and the competence status of each (see Appendix 12).

12.3	Genesis Procedures

12.3.1	Recruitment, Assessment and Training

FSA Requirements

Where a firm recruits an individual into a role covered in the above employee categories, the Rules state the firm must have in place recruitment procedures that:

(a)	take into account the knowledge and skills of a potential employee in relation to the knowledge and skills required for the role; and

(b)	take reasonable steps to obtain sufficient information about a potential employee’s previous relevant activities and training.

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A firm must not allow an individual to undertake a role covered by the Rules unsupervised, unless they have been assessed as competent in that activity.

12.3.2	Procedures

All recruitment must be approved in advance by an appropriate manager and, in conjunction with the relevant department head, the requisite skill level and knowledge requirements for the particular job will be identified.

This is an FSA requirement and should take place prior to interview.

In addition, a job specification should be prepared setting out the necessary competencies, if any, required for the role.

To meet the general recruitment requirements, an employee recruitment checklist will be completed for all new employees (see Appendix 13). To meet the specific requirements above, an Assessment of Competence Form will also be completed for all new employees covered by the Rules (refer to Appendix 14). The function of this form is to assess each candidate against the specific required competencies identified in the job description/specification.

Two written references should be obtained from previous employers unless the employee is well known to a Genesis director in which case only one reference will be required. The director should provide a file note detailing the basis and depth of that knowledge where a reference is waived.

Where the successful candidate is deemed to be Threshold Competent (that is he or she has passed the required examinations and was deemed Threshold Competent by his or her previous employer) written evidence of this will be required from the previous employer.

Where it is determined that the individual lacks some of the requisite knowledge or skill requirements (e.g. the employee may be Threshold Competent in the area of UK equity dealing but is being recruited to deal in Emerging Markets’ equities), the individual must be categorised as a Trainee and the requisite training identified to bring the individual up to standards required by Genesis. In any event, no employee will be categorised as Threshold Competent until such time as they have completed the Genesis induction programme.

Where a new employee is clearly not Threshold Competent, he or she will be required to pass the relevant IMC exam or another appropriate exam and be subject to a relevant internal on-the-job training programme.

All Trainees must be formally supervised, by an appointed named supervisor, until assessed as Threshold Competent.

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12.3.4	Examination Exemptions

There are two exemptions to the examination requirements.

(a)	Overseas persons

An employee may be exempt from sitting a full IMC exam if he/she can demonstrate:

•	At least three years up-to-date relevant experience obtained whilst employed outside the United Kingdom;

•	Previously, has not been required to comply with the examination requirements; and

•	A pass in the regulatory module of the appropriate examination.

(b)	Advisors and Managers based outside the United Kingdom (UK)

Advisers and managers, based outside the UK, will not need to be Approved Persons or pass the appropriate exam as long as they spend no more than thirty days in the UK within a twelve month period. It is a requirement of this exemption that they have three years up-to-date relevant experience and are supervised.

12.3.4	Training Programmes

Genesis does not have specific training programmes as currently the firm is not recruiting sufficient numbers to warrant this exercise. However, in the event of the decision to recruit a Trainee to a role covered by the T&C regime, a suitable training programme would be developed in advance of any such recruitment (see Appendix 15 – Quarterly Return to be completed by Trainees).

Until such time as they achieve Threshold Competency, Trainee’s will be supervised and assessed and encouraged to pass the relevant external exam. Trainees will also be required to complete a Trainee Threshold Competence Monthly Return which will form part of the individuals training file to evidence that the Trainee has been gaining appropriate knowledge and experience (see Appendix 16).

12.4.	Continuous Professional Development (CPD)

12.4.1	FSA Requirements

Arrangements must be established to ensure that all Threshold Competent employees maintain competence through continuous relevant training and/or awareness in regard to:

•	technical knowledge and its application;

•	skills – their application and development; and

•	changes in the market and to products, legislation and regulation.

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12.4.2	Procedures

(a)	Each employee covered by the T&C regime will maintain an on-going log of all formal and informal training undertaken (See Appendix 19) together with a Quarterly return (see Appendix 18).

(b)	The log will record all external meetings, presentations, conferences and other training forums, all professional journals read and any compliance meetings and training sessions attended. Extracts from an electronic diary will suffice, provided relevance to CPD is sufficiently clear.

(c)	The log must be completed at the end of each calendar quarter and will be reviewed by the Compliance Department.

12.5	Annual Assessment

12.5.1	FSA Requirements

Those employees assessed as Threshold Competent will be monitored to ensure that their level of competence has not diminished from the time they were deemed Threshold Competent.

12.5.2	Procedures

(a)	On an annual basis, the competence of each Threshold Competent employee will be re-assessed.

(b)	To meet this requirement, a Re-Assessment of Competence Form will be completed (refer to Appendix 20). The function of this form is to assess each Threshold Competent employee against the specific required competencies identified in the job description/specification.

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13.	Marketing

13.1	Introduction

Marketing material is referred to as a ‘financial promotion’ under the FSA Rules.

The definition of a financial promotion is very broad.

It covers all face to face contact and communication by way of the issue of paper or electronic documents, such as brochures and presentational material, or by way of the internet, which are designed to elicit either new or continued interest in an investment or investment services.

This includes Newsletters, Client Valuations with Market commentary etc.

As a matter of prudence, Genesis treats all communications to its potential and existing investors regarding its products as a financial promotion.

13.2	Recipients

13.2.1	Genesis is prohibited in its FSA Scope of Permissions from issuing financial promotions to anyone other than Intermediate Customers and Market Counterparties. This means that Genesis cannot issue financial promotions to Private Customers, other than those who are experienced investors.

13.2.2	If a private individual is considered to be an experienced investor, then Genesis has to opt that person up to Intermediate Customer status.

13.2.3	To ensure that this restriction is adhered to and that records are maintained to demonstrate this fact, the following procedures apply:

First Contact by a Potential Investor

(a)	Website

In order that Genesis’s website is not perceived to be promoting its funds without giving due consideration to the FSA Scope of Permissions restriction, access to non-generic information on the website will be password protected.

Notice should be provided on the website of the need to contact a representative of Genesis to obtain a password.

(b)	Telephone/Email/Fax or Letter

General

(i)	On the first contact by a prospective investor, the investor’s client classification must be established. Only a reasonable assessment is required. This can be from general enquiry and/or the provision of documentary evidence where it is considered prudent to do so. The criteria for determining a prospective investor’s client classification are provided in Appendix 7. Whilst it is probable that only private individuals will be caught by the Private Customer classification, care needs to be taken with respect to pension funds and private companies, as they may fall short of the size requirements for an Intermediate Customer.

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(ii)	A record must be retained of the prospective investor’s client classification and who carried out such classification, together with the basis for this, and also the prospective investor’s address.

(iii)	If the prospective investor is based in an overseas country, check that legal advice has been obtained which states that Genesis’s financial promotions can be issued to investors in that country. If this is not the case, seek advice from the Compliance Department to determine whether a financial promotion can be issued.

(iv)	A financial promotion and/or the password to the website can be issued to the prospective investor once the above mentioned steps have been satisfactorily concluded. However, if the prospective investor is a private individual who can be classified as an Intermediate Customer, then a further step is required.

13.2.4 Private Individuals who can be classified as an Intermediate Customer

We are permitted to treat Private Customers as Intermediate Customers, and therefore market the Funds to them without restriction, if we are able to demonstrate that the potential investor is sufficiently experienced and we have provided a risk warning in a specified format. Thus, prior to marketing the Funds to any person who would naturally fall within the definition of a Private Customer, we must first establish the suitability of the Funds for the Investor by completing a “fact find” which is provided in Appendix 8.

(a)	A private individual who can be classified as an Intermediate Customer must then be sent a Notice of Treatment before a financial promotion or the password to the website can be issued to them. A copy of this document is provided in Appendix 9.

(b)	Ensure that a written acknowledgement of receipt of the Notice of Treatment is obtained from UK residents. None is required from overseas residents where the Investor is normally resident overseas and we have no reason to believe the Investor objects to the Notice.

(c)	Once the Notice of Treatment has been sent, and in the case of UK residents, an acknowledgement has been received, then a financial promotion and/or the password to the website can be issued to the prospective investor.

13.2.5	Issue of Financial Promotions to Existing or Potential Investors who have been allocated a Client Classification

Financial promotions are only to be issued to those for whom records are held, confirming that they have the correct client classification to enable a Genesis financial promotion to be issued to them.

13.2.6	Ad Hoc Verbal & Email Communications with Existing and Prospective Investors

Care should be taken by those within the Marketing team to not give investment advice when dealing with existing and prospective investors.

None of the employees within the Marketing team have obtained FSA approval to give investment advice and are therefore prohibited from doing so.

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Investment advice constitutes the provision of comparative information about Genesis’s products with those products of other firms.

If you are in any doubt, please contact the Compliance Department.

13.3	Contents

13.3.1	General Principle

The prescriptive content rules for financial promotions within COB 3 of the FSA Handbook do not apply if financial promotions are not directed at Private Customers. Given that the FSA’s Scope of Permissions restricts Genesis from issuing financial promotions to other than Intermediate Customers and Market Counterparties, Genesis is therefore not subject to the prescriptive content rules regarding financial promotions. Genesis nevertheless has to meet the high-level FSA requirement of ensuring that financial promotions are “clear, fair and not misleading”.

13.3.2	‘Directed At’ Statement

It is a regulatory requirement that all financial promotional material, whether on the website or on paper or in electronic form, needs to include a clear statement that the financial promotion is only directed at Market Counterparties and Intermediate Customers. This statement must be included in each ‘Disclaimer’.

13.3.3	Disclaimer/Warning Clause

Each financial promotion must include the ‘Disclaimer’ or ‘Warning Clause’ provided below. In addition to the ‘directed at’ statement, it includes information on the risk(s) that an investor may encounter and the regulatory status of Genesis.

This document is issued by Genesis Investment Management LLP which is authorised and regulated by the Financial Services Authority (“FSA”). All investments and services mentioned are directed at persons who are Intermediate Customers and Market Counterparties as defined by the FSA and to persons falling within the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001. Emerging markets tend to be more volatile than more established stock markets and therefore your money is at greater risk. Other risk factors such as political and economic conditions should also be considered.

This document has been prepared by Genesis on the basis of information and sources believed to be reliable. All reasonable care has been taken to ensure that the contents are accurate but Genesis shall not in any way be responsible for these contents. Under no circumstances should any part of this document be construed as an offering or solicitation. Past performance cannot be relied upon as a guide to future performance. The value of investments can go down as well as up.

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This disclaimer should be addended to all marketing material/financial promotions and any deviation from this should be agreed in advance by the Compliance department.

If you are in any doubt as to whether a document should be considered as comprising a financial promotion and whether the warning clause is required you should seek advice from the Compliance Department.

13.4	Approval

13.4.1	The Rules require all firms to have in place formal procedures for the approval of financial promotions made other than by face to face contact. These are referred to in the FSA Rules as ‘non-real time financial promotions’. The purpose of the approval procedures is to ensure that all appropriate steps have been taken to comply with the Rules, to establish that the promotion is clear, fair and not misleading, to ensure appropriate records are maintained and to provide a formal record of the name of the person responsible for the approval.

13.4.2	The person appointed to approve financial promotions should complete the Financial Promotions Approval Form (see Appendix 11) prior to distribution.

13.4.3	If the financial promotion has a shelf life of more than one month, a date should be established to review the contents of the financial promotion from a ‘clear, fair and not misleading’ perspective.

13.4.4	The Financial Promotion Approval Form and the approved financial promotion should be retained, together with any supporting documentation or references to where the supporting documentation can be obtained.

13.4.5	Retained records need to be held for three years and retrievable within 48 hours.

14.	Data Protection

The Data Protection Act 1998 lays down principles which need to be followed by any company which holds “personal data”.

You should be notified where the Data Protection Act impacts on the work of your department and any requirements relating to that Act but if you are in any doubt you should seek advice from the Compliance Department.

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15.	New Broker Approvals

We are required to ensure that we use suitable, reliable counterparties when dealing on behalf of clients.

In order to ensure that they are both suitable and reliable, the Compliance Department maintains an Approved Broker list for those brokers who are considered to be appropriate counterparties.

Assessment criteria include such factors as :

•	Solid financial backing

•	Ability to execute trades (at “best” price)

•	Timely settlement

•	Competitive commission rates

Additions may be made to the approved list when a Portfolio Manger submits a copy of the Broker Addition Form (Appendix 21) to the Compliance Department.

Once the broker has been reviewed and approved the broker will be added to the Approved Broker List.

16.	New Security Purchase Approval

When a security is not held in any of the Genesis’s portfolios and a new purchase in this stock is transacted, a New Security Purchase Form must be completed by the Portfolio Manager.

The Compliance Department will review all first time purchases to ensure that a form is produced and that the details have been appropriately completed.

This form will be reviewed by the Global PCT as part on the ongoing Compliance monitoring programme.

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Section 2

Code of Ethics

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Code of Ethics

The following Sections constitute the Code of Ethics as required by the SEC:

17	Personal Account Dealing;

18	Insider Dealing;

19	Gifts and Entertainment; and

20	Outside Activities.

Purpose of the Code of Ethics

Genesis’s principal business activity is to act as investment manager or adviser to institutional clients. The activities of Genesis individuals in managing their own investments, therefore, may involve conflicts of interest with client activity. The Code of Ethics exists to help Genesis and individuals to manage those conflicts to ensure that neither Genesis nor the individual can be criticised for any actual or perceived conflict of interest.

The following general fiduciary principles shall govern investment activities and the interpretation and administration of this Code of Ethics:

•	The interests of clients must be placed first at all times;

•

All personal securities transactions must be consistent with this Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

As part of an individual’s contract of employment with Genesis, employees undertake to comply with these procedures.

Any failure to comply with them may result in disciplinary action, and any deliberate attempt to avoid or circumvent these rules will incur disciplinary action and may result in immediate dismissal without notice.

However, this Code does not attempt to identify all possible conflicts of interest and literal compliance with each of its specific provisions will not necessarily protect an individual from liability for personal trading or other conduct that violates a fiduciary duty to Genesis clients.

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17.	Personal Dealing Procedures

As part of your contract of employment with Genesis, you undertake to comply with these procedures. Any failure to comply with them may result in disciplinary action, and any deliberate attempt to avoid or circumvent these rules will incur disciplinary action and may result in immediate dismissal without notice on the grounds of “Gross Misconduct”.

17.1	What Is Covered?

“Covered Securities” includes all securities, derivatives, bank debt, trade claims and similar investments unless specifically excluded below. Covered Securities include, without limitation, the following:

•	Debt and equity securities (whether or not such securities are public or private);

•	Options on securities, indices, or currencies; and

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds) and interests in investment clubs.

The term “Covered Securities” does not include the following:

•	Direct obligations issued by the U.S. government (e.g., treasury securities);

•	Direct obligations of states, cities, counties and other US domestic governmental entities (e.g., municipal bonds) that are investment grade and not in default;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Investments in currencies (excluding options thereon);

•	Exchange-traded funds (e.g., SPDRs);

•	Shares issued by money market funds; and

•	Shares of open-ended and closed-ended US registered mutual funds that are not advised or sub-advised by Genesis.

A Restricted Security is any security issued by a company within the Genesis emerging market universe. A Restricted Security includes, without limitation, any Covered Security that:

(a)	a Genesis client owns or is in the process of buying or selling,

(b)	is issued by an entity that appears on Genesis’s Restricted List,

(c)	may be considered for potential investment by a Genesis client as determined by a Compliance Officer, in his sole discretion;

(d)	is issued by an entity managed by Genesis; or

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(e)	is issued by Affiliated Managers Group, Inc.

A copy of the Restricted List is available from the Compliance Department.

17.2	Who Is Covered?

A “Covered Person” as used herein shall refer (i) each Genesis partner and employee; (ii) each member of the Guernsey Operating Committee; and (iii) those other individuals as designated in writing by the Compliance Officer.

The Personal Account Dealing requirements set forth in this Section 17 apply to “Personal Accounts” beneficially owned by Covered Persons or their “Immediate Family Members” (as such terms are defined in Appendix 1).

Any questions regarding the application of these terms should be referred to the Compliance Department.

17.3	Prior Approval Procedure

Covered Persons and Immediate Family Members are prohibited from engaging in any transaction in Restricted Securities without the prior written approval of the Compliance Officer, in his sole discretion (subject to the procedures herein).

Exemptions

The approval procedures do not apply upon the exercise of rights by an issuer pro rata to all holders of a class of shares, or the acquisition of shares through stock dividends, dividend reinvestments, stock splits, mergers or similar corporate actions generally applicable to all holders of such shares. The approval procedures also do not apply with respect to transaction effected pursuant to an automatic dividend reinvestment plan (as determined by the Compliance Officer).

Prior approval must be sought using the PA Dealing Request Form (see Appendix 3). This must first of all be signed by the Covered Person and then by each of the following provided each is satisfied that a conflict of interest does not arise:

•	A dealer from the dealing desk; the dealers must confirm that there is no open order in existence for any client in the security in question;

•	A portfolio manager; the portfolio manager will confirm, having consulted other investment personnel as necessary, that there is no activity in the security under consideration for any client fund.

•	The Compliance Officer.

The Covered Person is required to complete the final section of Appendix 3 under which they confirm, a) that the order was dealt as approved, or b), that the order was not transacted.

An approval to transact will be valid for 24 hours. If a deal is not executed within that time, then a further request should be made for approval.

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17.4	Will Prior Approval Be Refused?

Subject to the policies and standards set forth herein, prior approval shall be at the discretion of the Compliance Officer.

Approval will be automatically refused for any dealing in any security which is currently being purchased or sold for one or more Genesis clients. Where a Covered Person wishes to deal in the opposite direction to the client transaction—i.e. client buys and Covered Person sells or client sells and employee buys—the Covered Person must wait seven calendar days (six clear days) to remove any suggestion that the Covered Person might benefit from any market effect of the client trade. Covered Persons may not deal in the seven calendar days before an order is placed for a client fund.

Where in the opinion of the Compliance Officer taking into account the size, type of transaction and exchange upon which dealt he is satisfied that no material detriment to other investors may result due to the liquidity of the market and its ability to react to trading activity, a shorter period may be determined as appropriate.

Permission will not be given for any dealing if it is known that a client order is in contemplation.

Where permission to deal is given and a subsequent decision to deal for clients within seven calendar days is taken, that fact will be reported to the Compliance Officer which will consider whether the Covered Person concerned should disgorge any profit made on the transaction.

17.5	Other Restrictions

17.5.1	Short Term Trading

A Covered Person (and Immediate Family Members) shall not profit from the purchase and sale, or sale and purchase, of any Covered Security within 60 days. Exceptional circumstances may be brought to the attention of the Compliance Officer and an exemption may be sought where there are genuine reactions to market developments and would otherwise cause personal loss.

17.5.2	Initial Public Offerings

Covered Persons (and Immediate Family Members) are prohibited from acquiring any Beneficial Ownership in any Covered Security issued in connection with an initial public offering.

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The Compliance Officer will not likely grant any exceptions for investments in initial public offerings unless:

(a)	the offering is part of a “spin-off” or similar offering and the Covered Person’s ability to participate is the direct result of the Covered Person’s ownership of the shares of the parent company, or,

(b)	a “demutualization” or similar transaction of a mutual bank, insurance company or similar issuer occurs, provided that;

(i)	the Covered Person’s ability to participate is the direct result of the Covered Person’s ownership of insurance policies or deposits issued or maintained by the issuer and;

(ii)	the allocation of shares available for acquisition by the Covered Person is based on the Covered Person’s ownership of these policies or deposits.

In such circumstances, a Covered Person should seek the approval of the Compliance Officer as set forth in 17.3 above.

17.5.3	Limited Offerings

Participation in a limited offering (e.g. private placement) by a Covered Person (and Immediate Family Members) in any Covered Security requires the prior written approval of the Compliance Officer in accordance with the procedures set forth above.

17.5.4	After Hours Trading

No Covered Person shall be entitled to purchase or sell shares of any mutual fund for which Genesis acts as investment advisor or sub-advisor at any time following the close of the market on which such shares are traded.

17.5.5	US Mutual Funds

No Covered Person shall engage in the purchase or sale of any shares of

(a)	any registered mutual funds for which Genesis acts as investment advisor or sub-advisor, or,

(b)	any registered mutual funds which may be considered affiliated with AMG (“Affiliated Mutual Funds”) (see Appendix 2).

17.6	Choice of Broker

Other than as set forth below for Restricted Securities, all personal dealings may be transacted through a broker of the individual’s choice

The house nominated broker should be used for trades in Restricted Securities.

Specific approval can be obtained from the Compliance Officer to use another broker for Restricted Securities transactions provided adequate reason is given to support such a request.

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17.7	Broker Confirmations

The house broker will automatically provide a trade confirmation to the Compliance Officer.

For trades through other brokers, the Covered Person must arrange for a duplicate trade confirmation to be sent to the Compliance Officer as soon as practicable.

17.8	Initial, Quarterly and Annual Holdings Reports

Each Covered Person must submit initial, quarterly and annual holdings reports disclosing:

(a)	Covered Securities in which the Covered Person or his or her Immediate Family Members have any Beneficial Ownership or direct or indirect investment authority; and,

(b)	the name of the broker, dealer or bank with which the Covered Person maintains an account in which any Covered Securities are held for his direct or indirect benefit (each, a “Holdings Report”).

Every Covered Person must submit a Holdings Report, within the following time frames:

•

No later than 10 days after becoming an Covered Person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an Covered Person; (Appendix 4)

•	No later than 30 days after the end of each calendar quarter; with respect to transactions during such quarter; (Appendix 5)

•	Once each year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted. (Appendix 6)

A Covered Person may elect to have his initial and subsequent trades input into the confidential database maintained by the Compliance Officer or his designate and the Compliance Officer will prepare the quarterly and annual report for approval by the Covered Person based on the information provided.

17.9	Declaration

An initial and annual declaration is required from each Covered Person (see Appendix 4). Through this declaration, each Covered Person confirms among other things that:

(a)	All relevant dealings have been notified to the Compliance Department; and

(b)	Where applicable, any trusts that have been established and which have been notified as being non-discretionary, remain so and that the Covered Person employee does not have the capacity to recommend or influence.

As and when the Code of Ethics is amended, the Compliance Officer will circulate the amended Code and bring important changes to the attention of Covered Persons. A written acknowledgement that Covered Persons have received, read and understood the amendments will be required.

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17.10	Reporting of Violations

If a Covered Person becomes aware of any violation of the Code of Ethics, the individual is required to report such violation to the Compliance Officer promptly. It is Genesis’s policy to investigate the potential violation promptly and confidentially. Retaliation against any individual who reports a violation is prohibited and constitutes a further violation of this Code of Ethics.

17.11	Maintenance of Records

The Compliance Officer will retain the following records:

•	A copy of the completed PA Dealing Request Forms including reasons supporting the purchase of securities in limited offerings or IPOs

•	Broker confirmations

•	Initial, Quarterly and Annual holding Reports

•	Annual declarations from Covered Persons

•	A Copy of the Code of Ethics that is in effect or within the past five years was in effect

•	Records of violations of the Code and action taken as a result of such action

•	A record of all written acknowledgements of receipt of the Code and amendments for all persons who are or within the past five years were employees.

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18.	Insider Dealing

Introduction

Genesis’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that all transactions in securities be effected in conformity with applicable securities laws. In particular, it is Genesis’s policy that no employee should knowingly trade in securities on the basis of material, nonpublic information. This is sometimes referred to as “insider trading”.

This Section constitutes Genesis’s Statement of Policies and Procedures on Insider Dealing (the “Statement”) and is issued in response to legislative and regulatory initiatives and activities.

In November, 1988, the Insider Trading and Securities Fraud Enforcement Act of 1988 (“the Act”) was enacted into US law. The Act is designed to add to the enforcement of securities laws, particularly in the area of insider trading, by imposing severe penalties on persons who violate the laws by trading on material, nonpublic information. The Act also imposes on broker-dealers and investment advisers the explicit obligation to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of inside information. In addition, in recent years insider trading has become a top enforcement priority of the SEC and the United States Attorneys. As a result of insider trading violations, both the firm and the employee(s) involved could be subject to disciplinary action or fines by the SEC, damage actions brought by private parties and criminal prosecutions.

Similarly, Part V of the UK Criminal Justice Act 1993 makes it a criminal offence with a maximum penalty of seven years’ imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market, or to deal with or through a professional intermediary or by acting himself as a professional intermediary.

Purpose of Statement

The purpose of this statement is to explain:

i)	the general legal prohibitions regarding insider trading;

ii)	the meaning of the key concepts underlying the prohibition;

iii)	the sanctions for insider trading and expanded liability for controlling persons; and

iv)	your obligations in the event you learn of material, nonpublic information. This Statement is intended to cover both the US and UK prohibition on insider dealing.

Applicability

This Statement applies to all Covered Persons as set forth in the Code of Ethics and whether they deal for client account or their personal account.

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The Basic Insider Trading Prohibition

In general, the “insider trading” legislation and the related rules prohibit any person from:

•	trading while in possession of material, non-public information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities,

in breach of a duty of trust or confidence owed by that person directly or indirectly to the issuer.

In addition, an SEC rule prohibits an individual from trading while in possession of material, non-public information relating to a tender offer, whether or not trading involves a breach of duty, except for a firm acting in compliance with Chinese Wall procedures.

Although Genesis has a fiduciary relationship with its clients, Genesis has no legal obligation to trade or recommend trading on the basis of information its employees know to be “inside” information. In fact, such conduct could violate the federal securities laws.

Basic Concepts

The Act does not specifically define insider trading. However, US federal law prohibits knowingly or recklessly purchasing or selling directly or indirectly a security while in possession of material, nonpublic information or communicating (“tipping”) such information in connection with a purchase or sale. Under current case law, the SEC must establish that the person misusing the information has breached either a fiduciary duty to the shareholders or some other duty not to misappropriate insider information. Thus, the key aspects of insider trading are: (a) materiality, (b) non-public information, (c) knowing or reckless action and (d) breach of fiduciary duty or misappropriation.

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Sanctions and Liabilities

Sanctions

Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on Genesis. These could involve SEC administrative sanctions, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences.

Similarly, Part V of the UK Criminal Justice Act 1993 makes it a criminal offence with a maximum penalty of seven years’ imprisonment and an unlimited fine, for an individual to engage in insider dealing.

Even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Statement and the Code may result in termination of your employment and referral to the appropriate authorities.

Controlling Persons

The Act increases the liability of “controlling persons”—defined to include both an employer and any person with the power to influence or control the activities of another. For purposes of the Act, any individual or firm that is a director or officer exercising policy making responsibility is presumed to be a controlling person. Thus, a controlling person may be liable for another’s actions as well as his or her own.

A controlling person of an insider trader or tipper may be liable if such person failed to take appropriate steps once such person knew of, or recklessly disregarded the fact that the controlled person was likely to engage in, a violation of the insider trading limitations. The Act does not define the terms, but “reckless” is discussed in the legislative history as a “heedless indifference as to whether circumstances suggesting employee violations actually exist.”

A controlling person of an insider trader or tipper may also be liable if such person failed to adopt and implement measures reasonably designed to prevent insider trading. This Statement and the Code are designed for this purpose, among others.

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Procedures to be followed when receiving inside information

General

Whenever a Covered Person receives what he or she believes may be material, non-public information, he or she:

•

should not trade on his or her own behalf or on behalf of a client, private proprietary accounts or other accounts in the securities to which the information relates, tip the information to others or recommend purchase or sale of securities while that information remains non-public.

•	should promptly contact the Compliance Officer and refrain from disclosing the information to anyone else, unless specifically advised to do so by the Compliance Officer.

If any person believes that they are in receipt of inside information or are compromised by virtue of a close relative being an “insider” this should be reported to the Compliance Officer and the security will be considered a Restricted Security.

Covered Persons are embraced by restrictive requirements in circumstances where close relatives (typically spouses) and other connected persons e.g. related directors and employees themselves become “insiders”.

In such circumstances, the Covered Person must immediately notify the Compliance Officer confidentially in writing (e-mail should not be used for this purpose) and confirm the period during which the close relative remains an “insider”.

During such period, the affected security will be considered a Restricted Security and the situation monitored closely. On no account should the affected security or fact that it has been reported be discussed with anyone other than the Genesis Compliance Department.

The treatment as a Restricted Security operates to ensure that persons within the Genesis do not act or appear to act on inside information held by themselves or others connected to them by kinship or employment.

The primary interest is to avoid potential conflicts of interest and avoid potential embarrassment or censure of the individual and the Firm.

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19.	Gifts and Entertainment

Genesis generally prohibits employees from receiving gifts, gratuities and other inducements from any person or entity that does business with Genesis or from any entity which is a potential client investment. As set forth below, Genesis has adopted specific policies, restrictions and procedures to be observed by employees with respect to business-related gifts and related matters

19.1	Giving of Gifts and Hospitality

19.1.1	General

It is absolutely forbidden for Covered Persons to provide any gift or inducement to any party which conflicts with their duty to Clients.

19.1.2	Giving of Gifts

It is not Genesis’s policy to provide gifts of any sort.

If it is a member of staff’s wish to give a gift it should be cleared with the Compliance Officer beforehand.

19.1.3	Provision of Hospitality

Hospitality may only be provided in the presence of at least one member of Genesis and preferably when more than one is present. All hospitality that is provided should be reasonable given the circumstances. Please be advised that additional prohibitions or restrictions may apply with respect to gifts and/or entertainment extended to certain public officials. Please refer to the Compliance Officer if you have any questions.

If a member of staff considers that the hospitality could be regarded by an independent observer as being excessive, they should clear the item with the Compliance Officer before the hospitality is provided.

19.1.4	Requests for Charitable or Political Contributions from Clients

Where at all possible, requests for Charitable Contributions from clients should be politely declined. However, where Covered Persons feel that it is impossible to do this without causing offence, the payment should be cleared with the Compliance Officer before payment. All requests for political contributions from clients shall be declined and referred to the Compliance Officer.

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19.2	Accepting Gifts or Hospitality

19.2.1	General

It is absolutely forbidden for Covered Persons to receive any gift or inducement from any party which conflicts to their duty to clients.

19.2.2	Accepting Gifts

Gifts should only be accepted from Clients or service providers where they are reasonable and are in keeping with the nature of the relationship. Cash or its equivalent should always be declined. Where it is impossible to refuse a gift that is clearly inappropriate, the recipient should notify the Compliance Officer. The gift will either be retained for Genesis use or distributed amongst all members of staff.

All gifts with a monetary value of more than £25 should be reported to the Compliance Officer on the attached form (Appendix 22).

19.2.3	Receiving Hospitality

A modest level of entertaining is part of commercial life and inevitably Genesis’s suppliers will offer hospitality to Covered Persons. Hospitality is subject to the general rule of appropriateness. Covered Persons are forbidden from accepting hospitality when members of the providing supplier are not present. Therefore if a supplier provides tickets to an event but does not propose to attend himself, the tickets supplied should be treated as a gift rather than hospitality and subject to those rules. Similarly, travel to and from hospitality should not be accepted unless it is clearly part of the event, is provided to all attendees and is in the company of the provider.

Examples of hospitality that may be considered non-permissible include hospitality received from brokers to whom Genesis sends brokerage, including, but not limited to:

•	Transportation expenditures, such as airfare or rental car costs, when the cost of such expenditures can be calculated and reimbursed;

•	Hotel or other lodging accommodation expenditures, when the cost of such expenditures can be calculated and reimbursed; or

•

Tickets to major sporting events, where the face value of the tickets exceeds the de minimis value, as determined by the Compliance Officer (e.g., World Cup tickets, Wimbledon final round tickets, etc.).

Any hospitality with an open market value of more than £100 should be reported to the Compliance Officer using the attached form.

Due to the potential for serious embarrassment to Genesis non compliance will be regarded as a serious disciplinary offence.

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20.	Outside Activities

Due to the potential for conflicts of interest and insider trading issues all Covered Persons are discouraged from engaging in outside activities or investment activities that may interfere with their Genesis duties.

On a Publicly Traded Company

No Covered Person shall serve on the board of directors of publicly traded companies without prior authorisation of the Compliance Officer. If such an authorisation is provided, the Compliance Officer will determine how to isolate the Covered Person serving as a director from participating in investment decision with respect to the pertinent company on a case by case basis.

Other Activities

Covered Persons must seek the approval of the Compliance Officer prior to acceptance of any outside business affiliations including directorships of private companies, consulting engagements, public/charitable positions, fiduciary appointments or executorship, trusteeship or power of attorney (other than with respect to a family member) appointment to a creditor committee.

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Appendices

Appendix 1:	Personal Accounts

Appendix 2:	List of AMG Affiliated Funds

Appendix 3:	Personal Account Dealing Request Form

Appendix 4:	Initial Holdings Disclosure Report

Appendix 5:	Quarterly Holdings Disclosure Report

Appendix 6:	Annual Holdings Disclosure Report

Appendix 7:	Guidance on Client Classification

Appendix 8:	Customer Fact Find

Appendix 9:	Notice of Treatment as Immediate Customer

Appendix 10:	Notice of Acceptance to be treated as an Intermediate Customer

Appendix 11:	Financial Promotions Approval Form

Appendix 12:	Training and Competence Control Log

Appendix 13:	Employee Recruitment Checklist

Appendix 14:	Initial Threshold Competence Assessment for Employees

Appendix 15:	Training Competence (Quarterly Return)

Appendix 16:	Trainee Threshold Competency Monthly Assessment

Appendix 17:	Assessment of Continuing Competence

Appendix 18:	Continuing Professional Development (Quarterly Return)

Appendix 19:	Continuous Professional Development Log

Appendix 20:	Annual Threshold Competence Re-Assessment for Employees

Appendix 21:	Broker Addition Form

Appendix 22:	Gift/Hospitality Form

Appendix 23:	Incident Notification Form

Genesis Investment Management, LLP	– 39 –	Issued March 2006

Appendix 1

Personal Accounts

“Personal Account” means any brokerage or other securities account in which a Covered Person or the “Immediate Family Members” of a Covered Person have (i) any direct or indirect “Beneficial Ownership” or (ii) exercise investment authority regardless of whether such persons have Beneficial Ownership interest in those accounts.

Immediate Family Members

Persons deemed to be “Immediate Family Members” include a Covered Person’s:

•	Spouse or domestic partner (unless the spouse or domestic partner does not live in the same household and the Covered Person does not contribute in any way to his or her support);

•	Children under the age of 18;

•	Children who are age 18 or older, only if they live in the same household with the Covered Person; and

•	Any of the following persons who live in the Covered Person’s household: stepchildren, grandchildren, parents,

•	Step-parents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Beneficial Ownership

A Covered Person or his or her Immediate Family Members are deemed to have “Beneficial Ownership” of a Personal Account if they, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a direct or indirect opportunity to profit or share in any profit derived from the relevant Personal Account.

For a full definition of Beneficial Ownership, refer to Rule 16a-1(a) (2) under the Securities Exchange Act of 1934 (the “Exchange Act”).

March 2006

Appendix 2

AMG Affiliated Mutual Funds (March 2006)

Name of Affiliate	Name of Affiliated Fund
Mutual Funds (sponsored)

Friess	Brandywine Advisors Fund
Brandywine Blue Fund
Brandywine Fund

Managers	Managers Balanced
Managers Bond
Managers Capital Appreciation
Managers Emerging Markets Equity
Managers Fixed Income
Managers Global Bond
Managers High Yield
Managers Intermediate Duration Government
Managers International Equity
Managers 20
Managers Mid-Cap
Managers Money Market
Managers Short Duration Government
Managers Small Company
Managers Special Equity
Managers Value
Managers Fremont Global Fund
Managers International Growth Fund
Managers Small Cap Fund
Managers Fremont Micro-Cap Fund
Managers Fremont Institutional Micro-Cap Fund
Managers Real Estate Securities Fund
Managers Fremont Bond Fund
Managers California Intermediate Tax-Free Fund
Fremont Money Market Fund
Managers AMG Essex Small/Micro Cap Growth Fund
Managers AMG Essex Aggressive Growth Fund
Managers AMG Essex Large Cap Growth Fund
Managers AMG FQ Tax-Managed U.S. Equity Fund
Managers AMG FQ Global Alternatives Fund
Managers AMG FQ U.S. Equity Fund
Managers AMG Rorer Large-Cap Fund
Managers AMG Systematic Value Fund
Managers AMG TimesSquare Mid Cap Growth Fund
Managers AMG TimesSquare Small Cap Growth Fund

Skyline	Special Equities Portfolio
Third Avenue	Third Avenue International Value Fund
Third Avenue Real Estate Value Fund
Third Avenue Small-Cap Value Fund
Third Avenue Value Fund
Third Avenue Variable Series Trust

Tweedy, Browne	Tweedy, Browne American Value Fund
Tweedy, Browne Global Value Fund
AMG Affiliated Mutual Funds
Mutual Funds (subadvised)

March 2006

Name of Affiliate	Name of Affiliated Fund
Mutual Funds (subadvised)

Davis Hamilton	Memorial Fund Growth Equity

Essex	Managers AMG Essex Aggressive Growth Fund
Managers AMG Essex Large Cap Growth Fund
Managers AMG Essex Small/Micro Cap Growth Fund
Managers Capital Appreciation Fund

First Quadrant	Managers AMG FQ Tax-Managed U.S. Equity Fund
Managers Fremont Global Fund
Managers AMG FQ U.S. Equity Fund
Managers AMG FQ Global Alternatives Fund
WT Fund Family - Wilmington Multi-Manager Large Cap Fund
JP Morgan Fleming Series Trust - JP Morgan Multi-Manager Small Cap Value Fund

Friess	Masters Select Equity
Masters Select Smaller Companies

Frontier	M Funds, Inc.
Hillview Alpha Fund
The Hirtle Callahan Trust - The Small Capitalization Equity Portfolio

Genesis	Frank Russell Emerging Markets Fund
Guidestone International Equity

Renaissance	Atlas Strategic Growth Fund
Calvert New Vision Small Cap Fund
Calvert Social Small Cap Growth
American Fidelity Dual Strategy Fund

Rorer Managers	AMG Rorer Large-Cap Fund
Skyline	Managers Special Equity Fund

Systematic	Small Cap Multi-Managers Series/Wilmington Investment Trust
Managers AMG Systematic Value Fund
Wells Fargo Large Cap Value Fund

Third Avenue	Aegon Transamerica Series Third Ave Value Fund
Focused Multi-Cap Value Fund
Metlife Third Avenue Small-Cap Value Fund
Seasons Series Trust Focus Value
Touchstone Third Avenue Value Fund
Ofi Select Third Avenue US Equity
AIC Global Focus Trust
AIC Global Focus Corp. Class
Litman Gregory Masters Select International Fund
LODH Invest US Expertise Fund

TimesSquare	Managers Small Cap Fund
Frank Russell Equity II Fund
Frank Russell Special Growth Fund
Frank Russell Aggressive Equity Fund
Guidestone Small Cap Equity
Managers AMG TimesSquare Small Cap Growth Fund
Managers AMG TimesSquare Mid Cap Growth Fund

March 2006

Appendix 3

Personal Account Dealing Request

Employee / Applicant Name:	Date:
Deal for:	Time:
Relationship:	Broker:

BUY/SELL

Name of Security:	Amount:

Representations and Warranties

a.	I am not in possession of any material non-public information regarding the issue of the security.

b.	I am familiar with the Genesis Code of Ethics and Personal Account Dealing Procedures and acknowledge my formal obligations thereunder and warrant that this application does not conflict with these or any special conditions that have been imposed.

Stage 1 –Dealer Checks

Stop list	Y*	N	*Automatic refusal

Outstanding client order	Y*	N

Client deals within last 7 days	Same direction	Opposite direction*

Signed:	Date:	Time:

Stage 2 – Portfolio Manager Approval

I confirm no conflict with recent, current or prospective client activity.

Signed:	Date:

Stage 3 – Compliance Department Approval

I confirm no apparent conflict with the Firm’s regulatory obligations to the best of my knowledge and belief having exercised due diligence in the context of this report.

Signed:	Date:	Time:

Valid until:

Compliance comments (including any condition/precedent that may be applied):

Confirmation:	I confirm this transaction was executed within the time limit and complied with the representations set out overleaf. I confirm this transaction was not executed.

Signed:	Date:	Time:

March 2006

Appendix 4

Initial Holdings Disclosure Report

Use this form to satisfy your initial holdings reporting obligations under Genesis’s Compliance Guidelines for Individuals incorporating the Code of Ethics (“Code of Ethics”). Capitalized terms used herein that are not defined have the meanings set forth in the Code of Ethics.

INITIAL HOLDING REPORT (submitted within 10 days after becoming a Covered Person)

I confirm I have received a copy of the handbook “Compliance Guidelines for Individuals” which incorporates the Genesis Code of Ethics (“Code of Ethics”). I have read and understood the Code of Ethics and confirm that I will abide by its requirements. I also understand that compliance with the Code of Ethics is a fundamental term of my contract of employment.

☐	Attached is a list of all Covered Securities as to which I and/or my Immediate Family Members had a Beneficial Ownership or direct or indirect investment authority, as of a date no more than 45 days before I became a Covered Person.*

☐	I do not have nor do any of my Immediate Family Members have any Beneficial Ownership in any Covered Securities or any direct or indirect investment authority over any Covered Securities.

Covered Person’s Signature

Name of Covered Person

*

You may also supply this information by attaching copies of account statements containing all of the information required on the following page. Any Covered Securities not listed in the account statements must be reported.

March 2006

Issuer	Security Type	Ticker Symbol or CUSIP	Quantity	Brokerage Account

(Attach additional sheets if necessary.)

For Compliance Use Only

Name of Reviewer	Review Date

March 2006

Appendix 5

Quarterly Holdings Disclosure Report

Use this form to satisfy your quarterly holdings reporting obligations under Genesis’s Compliance Guidelines for Individuals incorporating the Code of Ethics (“Code of Ethics”). Capitalized terms used herein that are not defined have the meanings set forth in the Code of Ethics.

QUARTERLY HOLDING REPORT (submitted within 30 days after at the end of calendar quarter)

☐

Attached is a list of all transaction in Covered Securities as to which I and/or my Immediate Family Members had a Beneficial Ownership or direct or indirect investment authority, in the calendar quarter ended             .*

☐	I did not have any transactions in Covered Securities as to which I and/or my Immediate Family Members have any Beneficial Ownership or direct or indirect investment authority in the calendar quarter ended .

Covered Person’s Signature

Name of Employee

*

You may also supply this information by attaching copies of account statements containing all of the information required on the following page. Any Covered Securities not listed in the account statements must be reported.

March 2006

Covered Securities

Nature of Transaction (Purchase / Sale)	Issuer	Security Type	Ticker Symbol or CUSIP	Quantity	Price	Brokerage Account

(Attach additional sheets if necessary.)

For Compliance Use Only

Name of Reviewer	Review Date

March 2006

Appendix 6

Annual Holdings Disclosure Report

Use this form to satisfy your annual holdings reporting obligations under Genesis’s Compliance Guidelines for Individuals incorporating the Code of Ethics (“Code of Ethics”). Capitalized terms used herein that are not defined have the meanings set forth in the Code of Ethics.

ANNUAL HOLDING REPORT

I confirm I have received a copy of the handbook “Compliance Guidelines for Individuals” which incorporates the Code of Ethics (“Code of Ethics”). I have read the Code of Ethics, understand it applies to me and confirm that I have abided by its requirements during the period                      and will continue to abide by it.

I also understand that compliance with the Code of Ethics is a fundamental term of my contract of employment.

☐	I have submitted (previously or attached) account statements listing all Covered Securities as to which I and/or my Immediate Family Members have a Beneficial Ownership or direct or indirect investment authority, containing the information required on the following page.

☐	I have submitted (previously or attached) account statements listing Covered Securities as to which I and/or my Immediate Family Members have a Beneficial Ownership or direct or indirect investment authority and attached is a list of those Covered Securities that do not appear on any previously submitted account statements.

☐	I do not have nor do any of my Immediate Family Members have any Beneficial Ownership in any Covered Securities or any direct or indirect investment authority over any Covered Securities.

I also declare that:

☐	any trusts that have been established and which have been notified as being non-discretionary, remain so and that I continue to not have the capacity to recommend or influence. or

☐	I do not have any non-discretionary trusts.

Covered Person’s Signature:

Name:	Date:

March 2006

Appendix 7

Guidance on Client Classification

Guidance on Client Classification

Intermediate Customer

•	A body corporate whose shares have been listed or admitted to trading on any EEA exchange or any IOSCO member country official exchange;

•	A government, local authority or public authority;

•

A body corporate (including a limited liability partnership) which, has (or any of whose holding companies or subsidiaries) called up share capital or net assets of at least £5 million (or its equivalent in another currency) and calculated in the case of a limited partnership without deducting loans owing to any of the partners;

•	A trustee of an occupational pension scheme, SSAS or stakeholder pension scheme with assets under management of at least £10 million and at least 50 members;

•	A trust with net assets in excess of £10 million;

•	An expert Private Customer classified as an Intermediate Customer; or

•	A collective investment scheme.

Market Counterparty

•	An FSA authorised firm; or

•

An institution authorised in an EEA state other than the UK by a competent authority, or in any other country by a regulated body, which is a member of IOSCO (IOSCO is the International Organisation of Securities Commissions).

Private Customer

ANYONE NOT FALLING INTO ONE OF THE ABOVE CATEGORIES WILL BE A PRIVATE CUSTOMER AND GENESIS IS PROHIBITED FROM MAKING ANY FINANCIAL PROMOTION TO A PRIVATE CUSTOMER.

March 2006

Appendix 8

Customer Fact Find

Date:

Customer Name:

Occupation:

Address and Contact Details:

Please provide as much detail as possible with respect to each question:

The Investor’s knowledge and understanding of investments and markets and of the risks involved:

The length of time the Investor has been active in these markets and the frequency, size and nature of dealings:

Approximate net worth and /or the value of his portfolio:

Any other relevant information:

Completed by:

Notes: Assessment of competence should be made against the range of activities expected in the job. Examples and other evidence and underpinning knowledge should be assessed. Hypothetical scenarios may be used where necessary.

March 2006

Appendix 9

Name

Address

Date

Dear [name]

Notice of Treatment as Intermediate Customer

On the basis of information you have given us, we have categorised you as an Intermediate Customer, by reason of your experience and understanding in relation to investments and Unregulated Collective Investment Schemes. As a consequence of this categorisation, you will lose the protections afforded to Private Customers under the Rules of the Financial Services Authority (“FSA”) and will additionally lose any right to bring an action for damages against Genesis Investment Management LLP under sections 71 and 150 of the Financial Services and Markets Act 2000. In particular, you will lose the following protections:

•	you will have no right to compensation under the Financial Services Compensation Scheme;

•	you will have no right of access to the Financial Ombudsman Service;

•	we will not be obliged to warn you of the nature of any risks involved in investments which we may promote to you;

•	we will not be restricted from promoting investment services which are not regulated in the UK and in doing so need not warn further of the protections you will lose;

•	we will not be obliged to disclose to you the basis or amount of any charges for conducting business or the nature and amount of any other income receivable attributable to that business;

•	we may have regard to your expertise when complying with requirements under the regulatory system that communications must be clear, fair and not misleading;

•	in the event that we cease to provide investment services, we are not required to ensure that any business which is outstanding is properly completed but we will nevertheless agree to do so.

Please note that your categorisation as an Intermediate Customer applies only for the purpose of enabling Genesis Investment Management LLP to promote its products to you. Should you decide to invest in such products, your relationship will be direct with the investment vehicle in which you invest and not with Genesis Investment Management LLP.

March 2006

Appendix 10

To: Genesis Investment Management LLP.

Notice of Acceptance to be treated as an Intermediate Customer

I confirm that I have sufficient experience and understanding of international stock market investments and, in particular, unregulated collective investment schemes to assess the suitability of such investments and I am aware of the risks involved in such investments. Consequently, and having carefully considered the contents and implications of the Notice of Treatment as an Intermediate Customer, I consent to being treated as a Intermediate Customer (as defined in the Rules of the FSA) for promotional purposes.

Name:

Signature:

Date:

March 2006

Appendix 11

Financial Promotions Approval

Name of Financial Promotion (brochure, document name, if any):

Description of Document: (monthly investment summary, standard presentation brochure etc.):

Date or proposed date of issue: Shelf Life:

How will the document be issued: (mailshot, existing Investors only, one to one presentations etc.):

Does the document name the source of any statistics or performance figures used? (e.g. Bloomberg etc.):	Yes/No

Does the document contain the standard Genesis Disclosure Statement and all other relevant warnings required under the rules:	Yes/No

Where performance figures or other statistics are used, is all documentation and information necessary to support the statistics maintained?	Yes/No

Finally, in your opinion is the financial promotion “clear”, “fair” and “not misleading”
(e.g. could it be described as misleading due, for example, to the use of selective figures or due to omissions)?	Yes/No

We approve the document for compliance purposes

Signed (Marketing Representative):	Date:

Signed (Compliance Officer):	Date:

March 2006

Appendix 12

Training and Competence Control Log

Log as at (date):

Employee	Area of Work/ Job Description	T&C Regime Applicable	Competent or Trainee	Competent, how Evidenced	If Trainee who is Supervisor

March 2006

Appendix 13

Employee Recruitment Checklist

Name:

Position:

Controlled Function?:

Role Covered by T&C?:

T&C Checklist

Area of Rules	Compliant	Comments
References on File

Employment Contract Signed

Initial Assessment Conducted

Competence Targets Established

FSA Approval Form Submitted

Evidence of Threshold Competence Obtained (including Exam Certificates)

Induction Training Provided

Employee Recruitment Checklist (cont)

Training Programme Established

Supervisor Appointed

CPD Logs provided by previous employer

Signed:	Date:

Name:

Position:

March 2006

Appendix 14

Initial Threshold Competence

Assessment for Employees

Name of Employee/Director:

Job Title:

Job Description:	Key Competence Requirements

Current Professional Qualifications:

Details of training and experience to support assessment (CV attached):

Assessment:	Threshold Competent / Trainee

Initial Threshold Competence Assessment for Employees (cont)

If Trainee name of supervisor:

If Trainee has training programme been established:

Signed:	Date:

Name:

Position:

March 2006

Appendix 15

Training Competence

Quarterly Return: To be completed by “Trainee”

Name:	Month:

This document will form part of your personal file to evidence that you have been gaining appropriate knowledge and experience. The form should be completed and countersigned by your designated “Mentor”. Compliance and FSA may review these records. You should ensure that you include sufficient details of ongoing information and formal training and development.

1.	Report on activities carried out during the month

Courses attended:

Attendance at meetings:

Internal:

External:

Visit to companies:

Written research or reports produced:

2.	Report on any relevant training during the month

a.	Was this training toward the examination part of your training? If so, please detail which exam subject and basic areas covered

b.	Was the training on general or Genesis specific knowledge? If so, please detail

3.	Report on any trade that you have either recommended or had an input

a.	Give details of why these trades were recommended

b.	Please note any areas of ‘New’ knowledge or experience gained

January 2006

4.	Report on the performance of any areas or stocks which your are covering

5.	Regular reading undertaken

6.	Other relevant activities

7.	List any exams you have registered to take and dates. In respect of these exams – when are the results expected?

8.	Further Information

Signature:	Date:

Mentor:	Date:

Signature:

For Compliance use only:

January 2006

Appendix 16

Trainee Threshold Competency Monthly Assessment

Name of Trainee:	Month:
Name of Mentor:

This document will form part of the individual’s training file to evidence that the trainee has been gaining appropriate knowledge and experience. Compliance and FSA may review these records. You should ensure that you include sufficient details of ongoing information and formal training and planned development.

1.	Overview of monthly activities

2.	On the job training undertaken to be highlighted

3.	Off the job training undertaken to be highlighted

4.	Report on any project the Trainee is involved in and in what capacity

5.	Has a milestone been reached in the training programme? What new areas or responsibilities is Trainee now covering?

6.	What is the next stage in Trainee’s development?

January 2006

7.	Assessment of progress towards Threshold Competency

Topic	Progress made towards threshold competence/areas needing attention	Threshold Competence Y/N
a. General knowledge of world markets/ economies and politics

b. Ability to analyse sectors and companies

c. Understanding of portfolio structures

d. Market awareness and market timing

e. Knowledge of Genesis house style and policy

f. Knowledge of client relationships and the reporting process

g. Compliance issues

8.	Professional examinations

Exams entered	Date	Pass/Fail	Comments
a. IMC b. AIIMR c. CFA d. Other

Any other comments:

Signature:	Date:

For Compliance use only:

January 2006

Appendix 17

Assessment of Continuing Competence

Name:

Job Title:

Date:

Period of Assessment:

Summarise any External Development Courses that have been attended during the period:

Competence	Skill, Knowledge, Attribute	Comment	Job Relevance	Personal Rating
Create, develop and maintain effective working relationships	Ability to communicate and relate with internal and external people effectively, with integrity and a professional, confident approach, and able to deal positively with problems and conflict.

Maintain compliance with the requirements of the regulatory scheme	Ability to maintain standards defined by the regulations, and to recognise, report and ethically resolve instances of non-compliance

Maintain own professional and personal development	Maintain skill-base including industry-related knowledge, technical competence, management skills and personal / inter-personal skills

Co-ordinate the work activities of others	Ability to lead and manage team activities including allocation and co-ordinate of tasks and the balance of responsibilities in relation to team / business needs.

Supervise investment administration systems and processes	Ability to manage administrative systems and processes, and recommend appropriate improvements effectively, including the application of IT and essential project management skills

January 2006

Job Relevance:		Personal Rating:
H	High	X	Not relevant
L	Low	N	Not yet competent
O	None	C	Competent

Practical Experience:

Examinations Passed:

Has Continuing Competency been achieved?	Yes	No

If no, reasons why:

Signed by Person who is Threshold Competent (or Trainee)	Date

Signed by Assessor (Manager)	Date

Signed by Compliance Officer	Date

Notes

Assessment of competence should be made against the range of activities expected in the job. Examples and other evidence and underpinning knowledge should be assessed. Hypothetical scenarios may be used where necessary.

January 2006

Appendix 18

Continuing Professional Development — Quarterly Return

Name:	Quarter:

This document will form part of your personal file to evidence that your have carried out adequate continuing professional development and remain Threshold Competent. Compliance and FSA may review these records. You should ensure that you include sufficient details of ongoing information and formal training development.

During the period, I have carried out the following activities: (Please circle and give details and dates if relevant)

	Yes/No (if ‘Yes’ give details)	Frequency/Dates/Comments	Details or comments (answers should be supported by further information)
Attendance at:			Provide names and details of clients where relevant
Internal
Weekly Fund Management meting	Yes / No
Monthly Asset Allocation Meeting	Yes / No
Regular desk meetings	Yes / No
Other internal conferences/seminars/	Yes / No	Specify subjects
training sessions (details required)
Participation or presentations at the above	Yes / No	Specify which

External			Where you attend company presentations or meetings you should ensure these are specifically detailed here on a separate attachment to this form
Broker presentations	Yes / No
Companies presentations and meetings	Yes / No
Company visits	Yes / No
Technical or educational presentations	Yes / No
Other external conferences/seminars/	Yes / No	Specify subjects
training sessions (details required)

Presentations given			Provide names and details
To existing clients on their portfolios	Yes / No
To prospective clients on actual products	Yes / No
Other	Yes / No

January 2006

	Yes/No (if ‘Yes’ give details)	Frequency/Dates/Comments	Details or comments (answers should be supported by further information)
Written Research or Reports Produced:

Reports to clients or unitholders	Yes / No
Sector or market research	Yes / No
Company specific research	Yes / No

Regular Reading Undertaken

Financial newspapers	Yes / No
Financial magazines and other regular	Yes / No
publications	Yes / No

Broker Research

a. Economic	Yes / No	Specify subjects
b. Sector research	Yes / No
c. Company research	Yes / No

Changes in Activity

New funds taken on in the period (specify)	Yes / No
Are any new skills or knowledge required for these or current funds? (specify)	Yes / No
Specify new skills/abilities/knowledge gained in period e.g. EPM/Options SICAV rules	Yes / No

Other Activities

Give details of any other relevant activities during the period

Name:	Date:

Reviewed by:	Date:

January 2006

Appendix 19

Continuous Professional Development Log

Name:	For Quarter Ended:

Date	Structured Training (e.g. internal/ external courses/ conferences/ seminars etc.)	Unstructured Training (e.g. coaching, OTJ training, broker meetings, presentations, reading etc.)	Comments

Reviewed by:	Date:

March 2006

Appendix 20

Annual Threshold Competence

Re-Assessment for Employees

Name of Employee/Director:

Job Title:

Job Description:	Key Competence Requirements

Current Professional Qualifications:

Details of training and experience to support assessment (CV attached):

Assessment:	Threshold Competent / Trainee

Annual Threshold Competence Re-Assessment for Employees (cont)

If Trainee name of supervisor:

If Trainee has training programme been established:

Signed:	Date:	____________

Name:

Position:

March 2006

Appendix 21

Broker Addition Form

Request to place new broker on the Genesis Approved Broker List

I request that the following broker be added to the Approved Broker List:

Name:

Address:

Telephone:

Contact:

Reasons for addition:

Signed:	Date:	_____________

Name:

March 2006

Appendix 22

Gift/Hospitality Form

This report is to be presented to the Compliance Department by no later than 72 hours of receipt of a gift or hospitality.

This includes corporate hospitality such as theatre tickets, golf days, sporting events etc.

Name of Company providing gift or hospitality:

Date:

Nature of gift/hospitality:

Estimated Monetary Value:

Genesis staff attending:

Signed:	Date:	_____________

Name:

Department Head Signature:	Date:	_____________

Approved by Compliance:	Date:	_____________

March 2006

Appendix 23

Incident Notification Form

In the event of an incident occurring that does, or may, result in a breach of either the internal or external rules and/or regulations as they relate to Genesis in the conduct of its investment business, this form should be completed and forwarded to the Compliance Department as soon as practicable and in any event by not later than 24 hours after the discovery of the incident.

In the event of a serious incident the matter should be notified to the Compliance Department forthwith.

If you are in any doubt as to whether an incident needs to be reported you should err on the side of caution and either report the incident or seek immediate guidance from the Compliance Department on whether or not you need to do so.

Details of incident:

Date of incident:

Name:

Date:

To be completed by Compliance Department

Reviewed by:

Follow up:

Date:

March 2006